Exhibit 99.1

Exantas Capital Corp. Expands Its Lending Platform To Include Fixed-Rate Commercial Real Estate Loans,

Enhancing Options for its Borrowers

NEW YORK, NY, February 24, 2020 -- Exantas Capital Corp. (NYSE:XAN) (the “Company” or “Exantas”) announced that it has expanded its commercial real estate debt platform to include fixed-rate commercial real estate loans through the integration of C-III Commercial Mortgage with its affiliate and external manager, Exantas Capital Manager. The integration enhances the Company’s commercial real estate market presence and provides its borrowers a comprehensive offering of transitional to permanent financing solutions.  Since 2010 C-III Commercial Mortgage, a leading originator of commercial real estate loans, has originated $3.2 billion of fixed-rate loans and $2.1 billion of floating-rate loans.

Paul Hughson, Exantas’s Head of Commercial Real Estate Lending, commented: “We are pleased with the opportunities created for Exantas today through our integration of C-III Commercial Mortgage’s well-established fixed-rate origination business.  Exantas is now able to provide its customer base with the full suite of products available in the real estate capital markets, including short term floating-rate loans, longer term fixed-rate loans as well as preferred equity and mezzanine debt. This will allow Exantas to retain the lending business of a portion of our floating-rate borrowers who are executing on their business plan and are seeking longer-term, fixed-rate financing.”

Andrew L. Farkas, Chairman of Exantas, commented: “We are proud to take the next step in our multi-year strategic transformation by scaling Exantas’s commercial real estate presence and deployment capacity to the benefit of our borrowers and the Company’s shareholders. Our expanded platform will accelerate our deployment, which in turn will drive Core Earnings and support our dividend without diminishing our credit standards at a time when spread compression is being felt throughout the industry.”

About Exantas Capital Corp.

Exantas Capital Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate mortgage loans and other commercial real estate-related debt investments. The Company is externally managed by Exantas Capital Manager Inc., which is an indirect wholly-owned subsidiary of C-III Capital Partners LLC, a leading commercial real estate investment management and services company engaged in a broad range of activities. For more information, please visit the Company’s website at www.exantas.com or contact investor relations at IR@exantas.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “trend,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.